Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | October 1, 2020 Hypothetical Payment at Maturity Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 3 years The S&P 500 Index (Bloomberg ticker: “SPX <Index>”), the Russell 2000 Index (Bloomberg ticker: “RTY <Index>”) and the Nasdaq-100 Index (Bloomberg ticker: “NDX <Index>”) (each, a 'Reference Asset') For each Reference Asset, 60.00% of its Initial Value Barrier Value: Selected Structure Definitions Automatic Call: The notes cannot be redeemed for the first six months after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the notes will be automatically redeemed and you will receive a cash payment per $1, 000 principal amount of notes on the related Call Settlement Date equal to the applicable Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date. April 15, 2021, October 15, 2021, April 15, 2022, October 17, 2022, April 17, 2023 and the Final Valuation Date Call Valuation Dates: Call Settlement Date: Call Premium: The fifth business day following the Call Valuation Date on which an Automatic Call occurs With respect to a Call Valuation Date, an amount calculated as follows: Periodic Call Premium x n where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated $60.00 per $1,000 principal amount note (or 6.00% of the principal amount per note), to be determined on the Initial Valuation Date. If the Notes are redeemed on any of the first five Call Valuation Dates, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:  If the Final Value of the Least Performing Reference Asset is greater than or equal to its Call Value, the notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date  If the Final Value of the Least Performing Reference Asset is less than its Call Value, but greater than or equal to its Barr ier Value, $1,000 per $1,000 principal amount note  If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset] If the notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your notes at maturity. For every $1,000 principal amount note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs. CUSIP / ISIN: Initial Value: 06747QL21 / US06747QL219 The Closing Value of the Reference Assets on the Initial Valuation Date. The Closing Value of the Reference Assets on the Final Valuation Date. October 15, 2020 November 20, 2020 October 16, 2023 October 19, 2023 Periodic Call Premium: Payment at Maturity: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Redemption Price: All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated October 1, 2020 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. AutoCallable Notes

Fact Sheet | October 1, 2020 Summary Characteristics of the Notes Summary Risk Considerations  Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 0.80% of the principal amount of the notes, or up to $8.00 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.  Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $919.40 and $949.40 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.  Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You may lose some or all of your principal if the notes are not redeemed, and the Final Value of any Reference Asset is less than its Barrier Value. You may lose up to 100.00% of your principal amount.  Potential Return is Limited to the Call Premium, if Any—You will earn a positive return only if an Automatic Call occurs. Any positive return on the notes will be limited to the Call Premium applicable to the relevant Call Valuation Date.  Early Redemption and Reinvestment Risk—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with a similar level of risk and yield.  Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.  U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.  Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes.  Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.  Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.  Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registrati on statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747QL21.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. AutoCallable Notes